Exhibit 10.5

Execution Copy

IRREVOCABLE STANDBY LETTER OF CREDIT # TS-07004119

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

between

ARCOS DORADOS B.V.

and

CREDIT SUISSE,

acting through its CAYMAN ISLANDS BRANCH

dated as of

August 3, 2007

EXHIBIT A	Form of Letter of Credit
EXHIBIT B	Form of Subsidiary Guaranty
EXHIBIT C	Forms of Opinions of Counsel
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of U.S. Intercompany Note Pledge Agreement
EXHIBIT F	Form of U.S. Stock Pledge Agreement

SCHEDULE I	Proper Legal Form

LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of August 3, 2007 (as amended, restated or otherwise modified from time to time, this “Agreement”), between ARCOS DORADOS B.V., a private company With limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (together with its successors and assigns, the “Obligor”), and CREDIT SUISSE, acting through its CAYMAN ISLANDS BRANCH (together with its branches, agencies, successors and assigns, the “Bank”).

PRELIMINARY STATEMENTS

A. Pursuant to the Purchase Agreement, the Obligor has agreed to acquire all of the issued and outstanding Capital Stock of the Companies.

B. Pursuant to the Master Franchise Agreement, the Obligor and/or certain Subsidiaries of the Obligor have agreed to acquire the right to operate the Franchised Restaurants in the Territories.

C. Pursuant to the Purchase Agreement and the Master Franchise Agreement, the payment of certain amounts by the Obligor and/or certain Subsidiaries of the Obligor under the Master franchise Agreement is to be supported by an irrevocable standby letter of credit to be issued by the Bank for the account of the Obligor and for the benefit of the Beneficiary (as defined below).

NOW. THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the definitions assigned in the Credit Agreement. dated as of August 2, 2007 as in effect on the date hereof (the “Credit Agreement”). among the Obligor, as borrower, the various lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and collateral agent, and Santander Investment Securities Inc., as lead arranger and book runner, as the Credit Agreement is in effect as of the date hereof (and regardless of whether the Credit Agreement is hereafter terminated or discharged). In this Agreement and any other document that references this Agreement, the following capitalized terms shall have the respective meanings assigned below (each such meaning to be equally applicable to the singular and plural forms of the respective terms so defined):

“Allocated Headquarters Costs” means, with respect to any Territory for any period, the product of (x) the Total Headquarters Costs for such period, multiplied by (y) a fraction, expressed as a decimal to the nearest one-thousandth, the numerator of which is the portion of the systemwide sales (as set forth in the consolidated financial statements of the Obligor and its consolidated Subsidiaries) of the Obligor and its Subsidiaries for such period attributable to the Subsidiaries incorporated or organized (or operating exclusively or holding assets) in such Territory and the denominator of which is the total the systemwide sales of the Obligor and its Subsidiaries for such period.

“Applicable Margin” means 4.5% per annum, provided that, from and after the occurrence of a Local Take-out Event, Applicable Margin shall mean 5.0% per annum.

“Authorized Officer” means any of the chief executive officer, president, chief financial officer, general counsel, treasurer, director, vice president, assistant vice president, managing member, manager and any officer with equivalent authority.

“Average Daily Stated Amount” means, for any period,

ADSA = [SA1 + SA2 + … + SAd] / [DiP]

where

“SA1 ” means the Stated Amount as of the first day of the relevant period;

“SAd ” means the Stated Amount as of last day of the relevant period; and

“DiP” means number of days in the relevant period.

“Bank’s Presentation Office” means (i) One Madison Avenue, 2nd Floor, New York, NY 10010. Attention: Trade Finance/Services Department, or (ii) such other branch or office of the Bank which may be designated by the Bank by written notice to the Beneficiary.

“Bank” has the meaning assigned to it in the preamble to this Agreement.

“Beneficiary” bas the meaning assigned to it in the Letter of Credit.

“Business Day” means any day except Saturday, Sunday and any day which shall be in New York. New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Closing Date” has the meaning assigned to it in Section 2.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to the U.S. Intercompany Note Pledge Agreement, the U.S. Stock Pledge Agreement Collateral and the Security Agreement.

“Collateral Agent” shall mean Deutsche Bank Trust Company Americas, as collateral agent.

“Credit Agreement” has the meaning assigned to it in the Preliminary Statements.

“Event of Default” has the meaning assigned to it in Section 15.

“Expiration Date” has the meaning assigned to it in the Letter of Credit.

“Fee Increase Event” means any default of the Obligor in the performance of any of the covenants set forth in Section 13(a)(i), (a)(ii), (b), (c), (d) or (e) that shall continue unremedied for a period of 30 days from the occurrence of such default.

“Fee Letter” has the meaning assigned to it in Section 3(b)(i).

“Fees” has the meaning assigned to it in Section 3(b).

“Foreclosure Leverage Ratio” has the meaning assigned to it in Section 3(e).

“Initial Hedging Agreement” means the 2002 ISDA Master Agreement, Schedule and Confirmation, each dated as of August 3, 2007, between Banco Santander Central Hispano and Arcos Dorados B.V. related to the hedging of the foreign exchange currency risk of the Obligor under the Credit Agreement, as amended, supplemented, extended or otherwise modified from time to time.

“Interest Role” means U.S. Dollar LIBOR plus the Applicable Margin.

“Lender U.S. Intercompany Note Pledge Agreement” has the meaning assigned to the term “U.S. Intercompany Note Pledge Agreement” in the Credit Agreement.

“Lender Security Agreement” has the meaning assigned to the term “Security Agreement” in the Credit Agreement.

“Lender U.S. Stock Pledge Agreement” has the meaning assigned to the term “U.S. Stock Pledge Agreement” in the Credit Agreement.

“Letter of Credit” means the Irrevocable Standby Letter Of Credit No. TS-07004119, issued by the Bank.

“Letter of Credit Fee” has the meaning assigned to it in Section 3(b)(ii).

“Leverage Ratio Test Period” means a period of four consecutive fiscal quarters of the Obligor (taken as one accounting period for which financial statements have or are required to be delivered pursuant to Section 13(a)), provided that (i) no Leverage Ratio Test Period shall commence prior to July 1, 2007, and each Leverage Ratio Test Period ending on or prior to June 30, 2008, shall commence on July 1, 2007, and (ii) the results for each Leverage Ratio Test Period ending on or prior to March 31, 2008, shall be adjusted to obtain a result comparable to a result for four full fiscal quarters as follows: (x) any income statement items used in calculations for the Leverage Ratio Test Period ending September 30, 2007, shall be multiplied by four; (y) any income statement items used in calculations for the Leverage Ratio Test Period ending December 31, 2007, shall be multiplied by two; and (z) any income statement items used in calculations for the Leverage Ratio Test Period ending March 31, 2008, shall be multiplied by four-thirds.

“Local Take-Out Event” means the repayment in whole or in part of the indebtedness incurred by the Obligor under the Credit Agreement through a Refinancing.

“Master Franchise Agreement” or “MFA” means the Master Franchise Agreement for McDonald’ s Restaurants, dated as of August 3, 2007, among McDonald’s Latin America, LLC, LatAm, LLC, each of the MF Subsidiaries, Arcos Dorados Limited, Arcos Dorados Cooperatieve U.A., Arcos Dorados B.V. and Los Laureles, Ltd., as amended, modified or supplemented from time to time in accordance with such agreement and this Agreement.

“Material Adverse Effect” shall mean any material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of the Obligor or the Obligor and its Subsidiaries, taken as a whole, (ii) the rights or remedies of the Bank hereunder or under any other Related Document or (iii) the ability of any Credit Party to perform its obligations hereunder or under any other Related Document.

“MF Subsidiaries” has the meaning assigned to it in the Master Franchise Agreement.

“Obligor” has the meaning assigned to it in the preamble to this Agreement.

“Original Stated Amount” means U.S.$80,000,000.

“Related Documents” means, collectively, this Agreement, the Letter of Credit, the Fee Letter, the Security Agreement, the Subsidiary Guaranties, the McDonald’s Intercreditor Agreement, the L/C Intercreditor Agreement, the U.S. Stock Pledge Agreement and the U.S. Intercompany Note Pledge Agreement.

“Security Agreement” has the meaning assigned to it in Section 10(k).

“Secured Hedging Agreements” has the meaning assigned to it in the Lender Security Agreement.

“Solvent,” when used with respect to any Person or group of Persons, on a consolidated basis, means that, as of any date of determination, (a) the assets of such Person(s) would, as of such date, (x) be sufficient to satisfy the liabilities of such Person(s), if such assets were attached upon failure to pay such liabilities when due and (y) be sufficient to satisfy a final judgment in respect of the liabilities of such Person(s) if such assets were attached as a means of foreclosure of a final judgment, (b) such Person(s) has not made a general assignment for the benefit of creditors, requested that it/they be declared bankrupt or initiated a suspension of payments proceeding, and (c) such Person(s) will be able to pay its/their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount” has the meaning assigned to it in the Letter of Credit.

“Subsidiary Guaranty” shall have the meaning assigned to it in Section 10(j).

“Total Headquarters Costs” means, for any period, the aggregate sum of (i) Caribbean headquarters and general & administrative costs, plus (ii) Central American headquarters and general & administrative costs, plus (iii) overall company headquarters and general & administrative costs, without duplication, in each case as set forth in the consolidated financial statements of the Obligor and its consolidated Subsidiaries for such period.

“Total Pro Forma EBITDA” means, with respect to the Obligor and its Subsidiaries on a consolidated basis for any period, Adjusted Consolidated EBITDA for such period (excluding, for purposes of this definition, (i) the portion of Adjusted Consolidated EBITDA attributable to any Territory (other than Territories in which any Subsidiary guaranties the obligations of the Obligor hereunder), if the Subsidiary Guaranties of the Subsidiaries incorporated or organized (or operating primarily or holding assets primarily for use) in such Territory are to be released in accordance with the Credit Agreement, the L/C Intercreditor Agreement and the McDonald’s Intercreditor Agreement upon the occurrence of the relevant Refinancing, but, for the avoidance of doubt, not excluding the portion of Adjusted Consolidated EBITDA attributable to Excluded Subsidiaries, and (ii) Allocated Headquarter Costs attributable to each Territory excluded in accordance with clause (i) above).

“Total Pro Forma Leverage Ratio” means, as of any determination date, the ratio of (i) the sum of Consolidated Indebtedness on such date (excluding, for purposes of this definition, the portion of Consolidated Indebtedness attributable to any Territory (other than Territories in which any Subsidiary guaranties the obligations of the Obligor hereunder), if the Subsidiary Guaranties of the Subsidiaries incorporated or organized (or operating primarily or holding assets primarily for use) in such Territory are to be released in accordance with the Credit Agreement, the L/C Intercreditor Agreement and the McDonald’s Intercreditor Agreement upon the occurrence of the relevant Refinancing) plus (if and to the extent that such amount is not included in Consolidated Indebtedness) the Original Stated Amount to (ii) Total Pro Forma EBITDA for the Leverage Ratio Test Period ending on or immediately prior to such date.

“Transfer” has the meaning assigned to it in the Master Franchise Agreement.

“U.S. Dollar LIBOR” means, for any period, the rate per annum which appears on the relevant page (currently BBAM) of the Bloomberg Professional service (or, if not available, on the relevant page of any service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) as London interbank offered rate for deposits in Dollars with maturities equal to 30 days (provided that, if such page is not available or if no such rate is quoted for the relevant Interest Period, then “ U.S. Dollar LIBOR” shall mean the arithmetic mean of the offered quotation of two or more reference banks selected by the Bank from among major banks in the London interbank market for Dollar deposits of amounts comparable to the Stated Amount for which an interest rate is then being determined with maturities comparable to 30 days (in each such case, rounded upward to the next whole multiple of 1/16th of 1%)), determined as of 11:00 A.M. (London time) on the second Business Day prior to the first day of such period.

“U.S. Intercompany Note Pledge Agreement” has the meaning assigned to it in Section 10(1).

“U.S. Intercompany Note Pledge Agreement Collateral” shall mean all “Creditor Collateral” as defined in the U.S. Intercompany Note Pledge Agreement.

“U.S. Stock Pledge Agreement” has the meaning assigned to it in Section 10(l).

“U.S. Stock Pledge Agreement Collateral” shall mean all “Pledge Collateral” as defined in the U.S. Stock Pledge Agreement.

“Venezuela EBITDA” means, with respect to the Venezuelan Subsidiaries on a consolidated basis for any period, the portion of the amount equal to (x) Adjusted Consolidated EBITDA for such period attributable to Venezuelan Subsidiaries minus (y) Allocated Headquarters Costs attributable to Venezuela.

Section 2. Issuance of the Letter of Credit. Subject to the conditions set forth in Section 10, the Bank agrees to issue on August 3, 2007 (the “Closing Date”), the Letter of Credit in an Original Stated Amount equal to U.S.$80,000,000.

Section 3. Reimbursement and Fees; Additional Reimbursement Security.

(a) The Obligor agrees to pay to the Bank (A) immediately following any payment by the Bank with respect to a drawing under the Letter of Credit, the amount of such payment, and (B) interest on any portion of such amount remaining unpaid by the Obligor under this Section 3(a) for each day unpaid, from the date such amount becomes payable until such amount is paid in full (after as well as before judgment), payable on demand, at a rate per annum equal to the Interest Rate then in effect. Any reimbursement obligation or interest accrued and payable pursuant to Section 3(a) and not paid within 30 Business Days after the date of the draw giving rise to such reimbursement obligation shall accrue interest from the date that is 30 Business Days after the date of such draw until such amount is paid in full (after as well as before judgment), at a rate per annum equal to the Interest Rate then in effect plus 2.00%.

(b) The Obligor agrees to pay the Bank the following fees (the “Fees”):

(i) the fees set forth in the Fee Letter Agreement, dated on or about the date hereof (the “Fee Letter”). between the Obligor and the Bank; and

(ii) a letter of credit fee (the “Letter of Credit Fee”), payable on each Quarterly Payment Date in respect of the Average Daily Stated Amount for the quarterly period ending on such Quarterly Payment Date (and, in the event of the expiration of the Letter of Credit or the cancellation of the Letter of Credit in accordance with Section 4 on a date that is not a Quarterly Payment Date, on the Expiration Date or the effective date of such cancellation, as applicable, in respect of (1) the Average Daily Stated Amount for the period ending on such date, multiplied by (2) a fraction. expressed as a decimal to the nearest one-thousandth, the numerator of which is the number of calendar days elapsed from the day after the immediately-preceding Quarterly Payment Date through such date and the denominator of which is 90), at a rate equal to

(x) 3.00% per annum, if either (A) no Local Take-Out Event has occurred on or prior to such Quarterly Payment Date or (B) if a Local Take-Out Event has occurred, (i) the Total Pro Forma Leverage Ratio as of such Quarterly Payment Date is less than 3.0:1.0 and (ii) the Venezuela EBITDA as of such Quarterly Payment Date is less than the product of (a) Total Pro Forma EBITDA as of such Quarterly Payment Date and (b) 0.4, and

(y) 3.25% per annum, if (A) a Local Take-Out Event has occurred on or prior to such Quarterly Payment Date and (B) either (x) the Total Pro Forma Leverage Ratio as of such Quarterly Payment Date is greater than 3.0:1.0 or (y) the Venezuela EBITDA as of such Quarterly Payment Date is greater than the product of (1) Total Pro Forma EBITDA and (2) 0.4, provided that the Letter of Credit Fee shall be increased in accordance with the following clauses (A), (B) and (C) (it being understood, for the avoidance of doubt, that the amount of any such increase shall be payable on the Quarterly Payment Date following the delivery of written notice of such increase by the Bank):

(A) if the Obligor shall deliver a consolidated balance sheet and related consolidated statements of income and retained earnings and statements of cash flow of the Obligor and its consolidated Subsidiaries, in accordance with Sections 13(a)(i) or 13(a)(ii) (collectively, the “Financial Statements”), and the Leverage Ratio calculated pursuant to such Financial Statements is greater than 3.5:1.0, then, commencing on the date of such delivery until the Obligor shall have delivered Financial Statements, the Leverage Ratio calculated pursuant to which is equal to or less than 3.5:1.0, the Letter of Credit Fee shall be increased automatically as set forth below in the column headed “Letter of Credit Fee,” as applicable:

LEVERAGE RATIO	LETTER OF CREDIT FEE

Greater than 3.5:1.0 but less than or equal to 3.75:1.0	stated Letter of Credit Fee increased by 0.25% per annum

Greater than 3.75:1.0 but less than or equal to 4.00:1.0	stated Letter of Credit Fee increased by 0.50% per annum

Greater than 4.00:1.0 but less than or equal to 4.50:1.0	stated Letter of Credit Fee increased by 1.00% per annum

Greater than 4.50:1.0 but less than or equal to 5.00:1.0	stated Letter of Credit Fee increased by 1.50% per annum

Greater than 5.00:1.0	stated Letter of Credit Fee increased by 2.00% per annum

(B) upon the occurrence and during the continuance of an Event of Default (other than (x) an Event of Default under Section 15(c) arising from a default in respect of Section 14(c) (Leverage Ratio)) or (y) an Event of Default under Section 15(h), the Letter of Credit Fee shall be increased automatically by 1.00% per annum (for the avoidance of doubt, an Event of Default shall not be deemed to have occurred hereunder until the relevant cure period shall have expired); and

(C) upon the occurrence and during the continuance of a Fee Increase Event (for the avoidance of doubt, a Fee Increase Event shall not be deemed to have occurred hereunder until the cure period contemplated in the definition of such term shall have expired), the Letter of Credit Fee shall be increased automatically by 0.50% per annum, provided that (A) in the event that a Fee Increase Event resulting from a default in the performance of any covenant set forth in Sections 13(a)(i) or 13(a)(ii) has not been cured within 30 days after the occurrence of such Fee Increase Event, the Letter of Credit Fee shall be increased automatically by 0.75% per annum, and (B) in the event that a Fee Increase Event resulting from a default in the performance of any covenant set forth in Sections 13(a)(i) or 13(a)(ii) has not been cured within 60 days after the occurrence of such Fee Increase Event, the Letter of Credit Fee shall be increased automatically by 1.00% per annum, provided that, notwithstanding anything to the contrary set forth in the foregoing, in no event shall the Letter of Credit Fee at any time exceed by more than 2.00% per annum the level stated in either (i) clause (x) of this Section 3(b)(ii), or (ii) clause (y) of this Section 3(b)(ii), as applicable.

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Obligor’s fiscal year, based upon the Financial Statements in respect of such period, and (ii) each change in the Letter of Credit Fee resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Bank of the Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change.

(c) Interest and Fees payable hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) All payments by the Obligor to the Bank hereunder and under any other Related Documents shall be made free and clear of set-off or counterclaim in lawful currency of the United States and in immediately available funds at the Bank’s Presentation Office. Whenever any payment hereunder shall be due on a day that is not an Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and interest thereon shall be payable for such extended time, provided that if any such date on which a payment is due is a day which is not an Business Day but is a day of the month after which no further Business Day occurs in such month, then the date on which such payment is due shall be the next preceding Business Day.

(e) In the event that

(x) the Collateral Agent shall consummate, or cause to be consummated, the sale in foreclosure of a material portion of the Equity Interests of any Subsidiary incorporated or organized (or operating primarily or holding assets primarily for use) in a Major Territory in which security interests are purported to be created under, any of the Foreign Pledge Agreements or the U.S. Pledge Agreement, as applicable, and

(y) the ratio of (i) the sum of (A) Consolidated Indebtedness after giving effect to such sale in foreclosure (excluding, for purposes of this provision, the portion of Consolidated Indebtedness attributable to Subsidiaries the Equity Interests of which have been sold in foreclosure, if and to the extent that neither the Obligor nor any other Subsidiary is directly or indirectly liable for such Indebtedness or has any obligation in respect of such Indebtedness) plus (B) (if and to the extent that such amount is not included in Consolidated Indebtedness) the Stated Amount to (ii) Adjusted Consolidated EBITDA after giving effect to such sale in foreclosure (excluding, for purposes of this provision, the portion of Adjusted Consolidated EBITDA attributable to Subsidiaries the Equity Interests of which have been sold in foreclosure) (such ratio, the “Foreclosure Leverage Ratio”) for the Leverage Ratio Test Period ending on or immediately prior to such date is greater than 3.5:1.0, then, within 10 Business Days after such sale in foreclosure, the Obligor shall deliver to a collateral agent and create and perfect a first-priority security interest, on terms and conditions reasonably acceptable to the Bank, additional security for the reimbursement and other payment obligations of the Obligor under this Agreement and the other Related Documents. in the form of cash or cash equivalents reasonably acceptable to the Bank, in an amount equal to the product of:

(A) the difference, expressed as a decimal to the nearest one-thousandth, of (i) the Foreclosure Leverage Ratio (calculated in accordance with this Section 3(e)(i)) minus (ii) 3.5:1.0,

multiplied by

(B) Adjusted Consolidated EBITDA after giving effect to such sale in foreclosure (excluding, for purposes of this provision, the portion of Adjusted Consolidated EBITDA attributable to Subsidiaries the Equity Interests of which have been sold in foreclosure), as calculated in accordance with clause (y) above.

provided that the agreement(s) governing such additional security shall provide for the release of the unapplied collateral to the Obligor upon the first to occur of (x) the cure or waiver of all Events of Default hereunder, (y) the Expiration Date and (z) the subsequent delivery by the Obligor of Financial Statements, the Leverage Ratio calculated pursuant to which is equal to or less than 3.5:1.0.

Section 4. Cancellation of the Letter of Credit. The Letter of Credit shall be cancelled, and shall terminate, and the Obligor shall provide the Bank written notice of such cancellation and shall promptly pay the Bank any cancellation fee due in respect of such cancellation in accordance with the Fee Letter, upon the occurrence of the Expiration Date.

(a) Optional Cancellation. The Obligor may cancel the Letter of Credit, by written notice to the Bank, countersigned by an Authorized Officer of the Beneficiary and shall concurrently with such cancellation, pay the Bank any cancellation fee due in respect of such cancellation in accordance with the Fee Letter, provided that the original of such Letter of Credit must accompany such written notice, and provided further that the Obligor may not deliver such a notice for effect as of any date prior to the third anniversary of the Closing Date other than with the written consent of the Bank, which consent may be granted or withheld by the Bank in its sole discretion.

Section 5. Expenses. The Obligor agrees to pay or cause to be paid to the Bank, (i) on or prior to the Closing Date, all reasonable and documented fees and expenses of each legal counsel to the Bank specified in clauses (ix) through (xiv) of Section 10(d) incurred in connection with this Agreement and the Related Documents and (ii) on each Quarterly Payment Date and on the Expiration Date, an amount equal to the Bank’s reasonable and documented aggregate expenses (including reasonable attorneys’ fees and disbursements) incurred prior to such date, and with respect to which a reasonably detailed invoice specifying such expenses has been delivered to the Obligor at least 5 Business Days prior to the relevant payment date, in connection with (i) all expenses incurred in connection with the enforcement or preservation of the Bank’s rights hereunder or under any of the Related Documents or to respond to any notice of forgery, fraud, abuse or illegality in connection with this Agreement or any other Related Document (including active defense by the Bank in any action in which an injunction is sought or obtained against presentation or honor) and (ii) any stamp taxes, recording taxes, or similar taxes or fees payable in connection with the Letter of Credit or any other Related Document.

Section 6. Increased Costs; Break Funding Payments.

(a) If the Bank determines in good faith that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), or any change in generally accepted accounting principles or in the Bank’s accounting for the Letter of Credit (including changing the capital adequacy conversion factor), or any change in the interpretation of any of the foregoing, except, in each case, with respect to Taxes or Excluded Taxes, (i) affects or would affect the amount of capital, insurance or reserves (including special deposits or similar requirements) required or expected to be maintained by the Bank or any corporation controlling the Bank or otherwise increases the costs of, or reduces the amount received or receivable by, the Bank or any corporation controlling the Bank, and the Bank determines in good faith that the amount of such capital, insurance or reserve (including any special deposit or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement, the Letter of Credit or any other Related Document or (ii) imposes, modifies or deems applicable any reserve (including without limitation any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank with respect to letters of credit, or imposes on the Bank any other condition affecting this Agreement or the Letters of Credit, and the Bank determines in good faith that the result of any of the foregoing is to increase the cost to, or to impose a cost on, the Bank of issuing or maintaining the Letter of Credit or of making any payment or disbursement under the Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank under this Agreement, then the Obligor shall pay the Bank on demand from time to time additional amounts sufficient in the Bank’s good faith judgment to compensate for the increase or reduction, as the case may be, provided that such additional amount shall be payable only if the Bank requires other similarly situated borrowers or obligors to pay comparable amounts and the Bank uses averaging and attribution methods that are reasonable. Determinations and statements of the Bank pursuant to this Section 6 shall be made in good faith and shall be conclusive absent demonstrable error, and the provisions of this Section 6 shall survive termination of this Agreement.

(b) In the event the Obligor makes any payment required pursuant to Section 3(a) other than on the last day of a Reference Period, then, in any such event, the Obligor shall compensate the Bank for any loss, cost and expense attributable thereto. Without limiting the effect of the preceding sentence, the loss to the Bank attributable to any such event may include an amount determined by the Bank to be equal to the excess, if any, of:

(i) the amount of interest that the Bank would pay for a deposit equal to the amount of the applicable drawing for the period from the date of such payment for such drawing if the interest rate payable on such deposit were equal to U.S. LIBOR for such period; over

(ii) the amount of interest that the Bank would earn on such drawing amount for such period if the Bank were to invest such principal amount for such period at the interest rate that would be bid by the Bank (or an Affiliate of the Bank) for U.S. Dollar deposits from other banks in the London interbank eurodollar market at the commencement of such period.

(c) A certificate of the Bank setting out (i) any amount or amounts that the Bank is entitled to receive pursuant to Section 6(b) and (ii) in reasonable detail how such amount or amounts were calculated, which description shall in no event contain any disclosure of matters deemed by the Bank in good faith to be confidential or proprietary, shall be delivered to the Obligor and shall be conclusive absent manifest error. The Obligor shall pay the Bank the amount shown as due on any such certificate within ten days after receipt thereof.

Section 7. Taxes. All payments to the Bank hereunder and under any Related Document shall be made free and clear of and without deduction for any present or future taxes, fees, duties, levies, imposts, deductions, charges or withholdings, and all related liabilities, excluding income, franchise, branch profits and similar taxes imposed by the jurisdiction of the Bank’s head office or the office issuing the Letter of Credit or any of its political subdivisions (“Excluded Taxes”; all non-excluded taxes. levies, imposts, deductions, charges, withholdings and related liabilities are called “Taxes”). If any Taxes shall be required to be withheld or deducted from any sum payable under this Agreement or under any Related Document, then: (i) the sum payable under this Agreement or under any Related Document shall be increased so that after making all required deductions the Bank receives an amount equal to the sum the Bank would have received had no such withholdings or deductions been required; (ii) the Obligor shall be responsible for payment of the amount to the relevant taxing authority; (iii) the Obligor shall promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and (iv) the Obligor shall indemnify the Bank on demand for any Taxes paid by the Bank and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Taxes, whether or not such Taxes were correctly or legally asserted. Moreover, if any Taxes are directly asserted against the Bank or on any payment received by the Bank hereunder or under any Related Document, the Bank may pay such Taxes and the Obligor will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had no such Taxes been asserted. The Bank shall file any certificate or document or furnish to the Obligor any information, in each case, as reasonably requested by the Obligor that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes.

Section 8. Bank Not Liable for Obligations of Beneficiary. The Bank shall not be in any way responsible for performance by the Beneficiary of any of its obligations to the Obligor.

Section 9. Recourse. Notwithstanding anything to the contrary contained in this Agreement or the Security Agreement or any Related Document, the Bank agrees that neither it nor any Person acting on its behalf may assert any claim or cause of action for payment of any of the obligations of the Obligor hereunder, under the Security Agreement or any other Related Document against any manager, officer, director, agent or other representative, stockholder, equity holder, or member (whether direct or indirect), successor or assign of the Obligor (each, a “Pledgor Party”) or any manager, officer, director, agent, other representative, stockholder, equity holder, member (whether direct or indirect), successor or assign of any Pledgor Party.

Section 10. Conditions Precedent. The obligation of the Bank to issue the Letter of Credit on the Closing Date is subject to the satisfaction of the following conditions:

(a) Related Documents; Effective Date. Each of this Agreement and each other Related Document shall have been executed and delivered by the parties thereto and the Effective Date shall have occurred in accordance with the terms of the Credit Agreement.

(b) No Default; Representations and Warranties. As of the date of issuance of the Letter of Credit and after giving effect thereto, (i) no default or event of default shall have occurred and be continuing under this Agreement or any Related Document, (ii) the representations made by the Seller (as such term is defined in the Purchase Agreement) in the Purchase Agreement, but only to the extent that the Obligor has the right to terminate its obligations under the Purchase Agreement as a result of breach of such representations and (iii) the representations made by the Obligor in Sections 12(a), (b), (c)(i), (d), (g), (h), (i), (j), (m), (n), (o), (p) and (q), and (iv) solely with respect to the Obligor, Holdings and Parent, Sections 12(c)(ii), (c)(iii), (c)(iv), (g)(ii), (g)(iii), (l) and (r), shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) Officer’s Certificate. The Bank shall have received a certificate from the Obligor, dated the Closing Date and signed on behalf of the Obligor by an Authorized Officer of the Obligor, substantially in the form of Exhibit E to the Credit Agreement with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of the Obligor and the resolutions of the Obligor referred to in such certificate.

(d) Opinions of Counsel. The Bank shall have received original counterparts of each of the following legal opinions, which legal opinions shall be dated as of the Closing Date and addressed to each Secured Creditor (including without limitation the Bank), which shall be in form and substance reasonably satisfactory to the Bank:

(i) a legal opinion of Debevoise & Plimpton LLP, special New York counsel to the Credit Parties, substantially in the form of Exhibit C-1;

(ii) a legal opinion of Pérez Alati, Grondona. Benites, Arnsten & Martinez, special Argentine counsel to the Credit Parties, substantially in the form of Exhibit C-2;

(iii) a legal opinion of Greenberg Traurig LLC, special Delaware counsel to the Credit Parties, substantially in the form of Exhibit C-3;

(iv) a legal opinion of Greenberg Traurig LLC, special District of Columbia counsel to the Credit Parties, substantially in the form of Exhibit C-4;

(v) a legal opinion of Greenberg Traurig LLC, special Aruban, Dutch and Netherlands Antilles counsel to the Credit Parties, substantially in the form of Exhibit C-5;

(vi) a legal opinion of Tozzini Freire Advogados, special Brazilian counsel to the Credit Parties, substantially in the form of Exhibit C-6;

(vii) a legal opinion of Mijares, Angoitia, Cortes y Fuentes, special Mexican counsel to the Credit Parties, substantially in the form of Exhibit C-7;

(viii) a legal opinion of Fiddler, Gonzalez & Rodriguez, special Puerto Rican counsel to the Credit Parties, substantially in the form of Exhibit C-8;

(ix) a legal opinion of Hoet Pelaez Castillo & Duque, special Venezuelan counsel to the Credit Parties, substantially in the form of Exhibit C-9;

(x) a legal opinion of Skadden Arps, Slate Meagher & Flom LLP, special New York counsel to the Bank, substantially in the form of Exhibit C-10;

(xi) a legal opinion of Loyens & Loeff, special Aruban, Dutch and Netherlands Antilles counsel to the Bank, substantially in the form of Exhibit C-11;

(xii) a legal opinion of Bruchou, Fernández Madero & Lombardi, special Argentine counsel to the Bank, substantially in the form of Exhibit C-12;

(xiii) a legal opinion of Demarest e Almeida Advogados, special Brazilian counsel to the Bank, substantially in the form of Exhibit C-13;

(xiv) a legal opinion of Galicia y Robles, S.C., special Mexican counsel to the Bank, substantially in the form of Exhibit C-14;

(xv) a legal opinion of O’Neill & Borges, special Puerto Rican counsel to the Bank, substantially in the form of Exhibit C-15; and

(xvi) a legal opinion of Torres, Plaz & Araujo, special Venezuelan counsel to the Bank, substantially in the form of Exhibit C-16.

(e) Approvals. All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby, by the Related Documents and by the Credit Documents shall have been obtained and remain in full force and effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the other transactions contemplated hereby and by the Related Documents and the granting of Liens under the Credit Documents, the Related Documents or otherwise referred to herein or therein. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Bank.

(f) Consummation of the Transactions.

(i) On or prior to the Closing Date, the Equity Financing shall have been consummated in accordance with the Equity Financing Documents and all applicable Laws and (A) the Parent shall have received cash proceeds in an amount at least equal to the Minimum Equity Financing Amount, in the form of a capital contribution by the Sponsors and then immediately used all such cash proceeds to make a capital contribution to the Obligor and (B) the Obligor shall have utilized (and caused its Subsidiaries to utilize) the Minimum Equity Financing Amount received by it as provided in the preceding clause (A) to make payments owing in connection with the Transactions prior to, or concurrently with, the utilization by the Obligor of any proceeds of Loans for such purpose.

(ii) On or prior to the Closing Date, (A) the Acquisition shall have been consummated in accordance with (x) the terms and conditions of the Acquisition Documents therefor (without any waiver by the Obligor or its Subsidiaries of any conditions precedent to their obligations thereunder) and (y) all applicable Laws and (B) after giving effect thereto, (x) the Permitted Holder shall be the controlling shareholder of the Obligor and its Subsidiaries and (y) the management and corporate and capital structure of the Obligor and its Subsidiaries (including without limitation the Companies) and any Equity Financing Documents (including shareholders’ agreements) related thereto shall be reasonably satisfactory to the Bank.

(iii) On or prior to the Closing Date, the Lenders shall have made the Loans to the Obligor under the Credit Agreement in the aggregate amount of U.S.$350,000,000 and the Obligor shall have used such proceeds as required in the Credit Agreement.

(iv) After giving effect to the consummation of the Transaction, there shall not exist (i) any Indebtedness (other than (x) the Obligations and (y) Indebtedness permitted under Section 8.04(ii) or (iii) of the Credit Agreement) of any of the Obligor and its Subsidiaries or (ii) any Liens (other than Permitted Liens) on any Equity Interests, property or assets of any of the Obligor and its Subsidiaries.

(g) Delivery of Documents. On the Closing Date, (i) the Bank shall have received true and correct copies of the Credit Documents, all Equity Financing Documents, the Master Franchise Agreement, all Acquisition Documents (with those Acquisition Documents which were executed on or before March 28, 2007 (together with the exhibits and schedules thereto to the extent finalized on or prior to such date) to be in the form so executed (and finalized)), all other Related Documents, the Lender U.S. Intercompany Note Pledge Agreement, the Lender U.S. Stock Pledge Agreement, the Lender Security Agreement and the McDonald’s U.S. Stock Pledge Agreement, in each case certified as such by an Authorized Officer of the Obligor, (ii) all the Related Documents and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Bank and (iii) all such Documents shall be in full force and effect.

(h) Intercreditor Agreements. The Bank shall have received the L/C Intercreditor Agreement and the McDonald’s Intercreditor Agreement, in each case duly executed by each of the parties thereto.

(i) No Acquisition Material Adverse Effect. Since November 30, 2006, no Acquisition Material Adverse Effect shall have occurred.

(j) Subsidiary Guaranties. Each Subsidiary of the Obligor (other than the Excluded Subsidiaries) shall have duly authorized, executed and delivered a Subsidiary Guaranty, substantially in the form of Exhibit B (each, as amended, modified and/or supplemented from time to time, a “Subsidiary Guaranty”), and each Subsidiary Guaranty shall be in full force and effect.

(k) Security Agreements. The Obligor shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit D (as amended, modified and/or supplemented from time to time, the “Security Agreement”) covering all of the Obligor’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) in form appropriate for filing under the UCC or other appropriate filing offices of each jurisdiction specified in Schedule VI to the Credit Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Obligor or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name the Obligor or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens created pursuant to the Lender Security Agreement or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local Law fully executed for filing); and

(iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

(l) U.S. Pledge Agreements. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered (i) the U.S. Intercompany Note Pledge Agreement in the

Form of Exhibit E (as amended, modified and/or supplemented from time to time, the “U.S. Intercompany Note Pledge Agreement”), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the U.S. Intercompany Note Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, together with all Intercompany Notes endorsed in blank, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Intercompany Note Pledge Agreement have been taken, and the U.S. Intercompany Pledge Agreement shall be in full force and effect and (ii) the U.S. Stock Pledge Agreement in the Form of Exhibit F (as amended, modified and/or supplemented from time to time, the “U.S. Stock Pledge Agreement”), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the U.S. Stock Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated U.S. Stock Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Stock Pledge Agreement have been taken, and the U.S. Stock Pledge Agreement shall be in full force and effect.

(m) Financial Statements; Projections. The Bank shall have received true and correct copies of (i) the Unaudited Company Financial Statements, (ii) the Unaudited Existing Territory Financial Statements of each Existing Territory and (iii) the Projections referred to in Section 6.05(b) of the Credit Agreement.

(n) Solvency Certificate. The Bank shall have received a solvency certificate, substantially in the form of Exhibit K to the Credit Agreement, dated the Closing Date and duly executed by the chief financial officer of the Obligor.

(o) Compliance Matters. At least five Business Days prior to the Closing Date, the Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering Laws, including without limitation the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended).

(p) Fees, etc. The Obligor shall have paid to the Bank all Fees, costs, expenses (including without limitation reasonable legal fees and expenses) and other compensation contemplated herein, to the extent then due and payable hereunder.

(q) Application. The Bank shall have received a completed letter of credit application, no less than two Business Days prior to the Closing Date and dated as of the date of delivery thereof. which application shall (i) include, without limitation, the name, address, telephone and facsimile numbers and contact person for the Beneficiary and delivery instructions for the Letter of Credit, (ii) attach thereto the form of the Letter of Credit and (iii) be duly executed by the Obligor.

(r) Appointment of Process Agent. The Bank shall have received a letter from the Process Agent indicating its consent to its appointment by the Obligor as its agent to receive service of process as specified in Section 30 of this Agreement.

Section 11. Obligations Absolute. The obligations of the Obligor under this Agreement shall be absolute, unconditional and irrevocable, and shall be discharged strictly in accordance with the terms of each such agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of any of the Related Documents or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of the Security Agreement or any of the other Related Documents;

(iii) the existence of any claim, setoff, defense or other right which the Obligor may have at any time against any Beneficiary, the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other person or entity, whether in connection with this Agreement, the other Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Bank under the Letter of Credit against presentation of a demand or certificate that does not comply with the terms of such Letter of Credit, provided that neither the Bank’s determination that documents presented under such Letter of Credit comply with the terms thereof, nor such payment, shall have constituted gross negligence or willful misconduct of the Bank or failure to comply with the relevant standard of care prescribed by the UCC; and

(vi) any other act or omission to act or delay of any kind by the Bank or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to the Obligor’s obligations hereunder.

Section 12. Representations and Warranties. In order to induce the Bank to issue the Letter of credit in accordance with this Agreement, the Obligor makes the following representations and warranties, in each case as of the Closing Date, all of which shall survive the execution and delivery of this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(a) Company Status. Each of the Credit Parties and Holdings (i) is a duly organized and validly existing company in good standing under the laws of the jurisdiction of its organization, (ii) has the company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority. Each of the Credit Parties and Holdings has the company or partnership power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary company or partnership action to authorize the execution, delivery and performance by it of each of such Documents. Each of the Credit Parties, Holdings and Parent has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) No Violation. Neither the execution, delivery or performance by any of Holdings, Parent and any Credit Party of the Related Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will violate any applicable Law or any order, writ, injunction or decree of any Governmental Authority, except, with respect to any Subsidiary of the Obligor, to the extent such violations could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any of Holdings, Parent and any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such conflicts, breaches or defaults as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) will result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of any of Holdings, Parent and any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any of Holdings, Parent and any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iv) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any of Holdings, Parent and any Credit Party or any of its Subsidiaries.

(d) Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party, Holdings or Parent to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party, Holdings or Parent in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document, except (x) orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations and exceptions the failure to obtain of which would not reasonably be expected to give rise to a Material Adverse Effect and (y) the filings referred to in

Section 12(j), and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

(e) Financial Condition; Undisclosed Liabilities.

(i) On and as of the Closing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the issuance of the Letter of Credit) being incurred or assumed and Liens created by the Credit Parties in connection therewith, the Credit Parties, on a consolidated basis, shall be Solvent.

(ii) The Projections delivered to the Bank prior to the Closing Date have been prepared in good faith and are based on assumptions believed by the Obligor to be reasonable at the time of delivery, and there are no statements or conclusions in the Projections which are based upon or include information known to the Obligor to be misleading in any material respect or which fail to take into account material information known to the Obligor regarding the matters reported therein. On the Closing Date, the Obligor believes that the Projections are reasonable and attainable, it being recognized by the Bank, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from the projected results included in such Projections.

(f) Compliance with Employee Benefit Plans.

(i) Neither the Obligor nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, a “ multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), except to the extent that the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule VII to the Credit Agreement sets forth each Plan as of the Closing Date; each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, except to the extent that any such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Obligor and its Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; neither the Obligor nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of any Plan pursuant to

Section 409, 502(i) or 502(l) of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan, which in any such case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no condition exists which presents a risk to the Obligor or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code, which in any such case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened, which in any such case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Obligor or any ERISA Affiliate may be directly or indirectly liable, except for any such violation which in any such case could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; neither the Obligor or any ERISA Affiliate has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan, which filing in any such case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Obligor or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 49808 of the Code, except for such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Obligor or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Obligor and each ERISA Affiliate may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Obligor nor any ERISA Affiliate has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. To the knowledge of the Obligor, each Plan and Foreign Pension Plan that is a defined benefit pension plan that is required to be funded complies in all respects with such applicable funding requirements, except for any failure to so comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Each of the Obligor and each ERISA Affiliate is in substantial compliance with its respective obligations relating to social security, pension and retirement, and worker’s housing statutory obligations as well as to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any liabilities with respect to any such employee benefit plans, except for such liabilities as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Litigation. Except as disclosed in Schedule VIII to the Credit Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Obligor, threatened in writing, (i) with respect to the Transaction or any Document entered into contemporaneously with the consummation of the Transaction, (ii) with respect to any Document (other than those referred to in clause (i)) to which the Obligor or any of its Subsidiaries is a party or (iii) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h) Consummation of the Equity Financing, Consummation of the Acquisition.

(i) The Equity Financing has been consummated and the Obligor has received cash proceeds in an amount at least equal to the Minimum Equity Financing Amount in the form of a capital contribution by the Sponsors to the Obligor in accordance with the Equity Financing Documents and all applicable Laws.

(ii) The Acquisition has been consummated in accordance with the terms and conditions of the Acquisition Documents and all applicable Laws (without any waiver by the Obligor or its subsidiaries of any conditions precedent to their obligations thereunder which have not been consented to by the Required Lenders).

(i) True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Obligor and the Subsidiary Guarantors in writing to the Bank (including without limitation all information contained in the Documents) for purposes of or in connection with this Agreement, the other Related Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Obligor in writing to the Bank, in each case to the best of the Obligor’s knowledge, will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this section, such factual information shall not include the Projections or information of a general economic or industry nature.

(j) Security Documents.

(i) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Bank a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Bank, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than the Liens purported to be created pursuant to the Lender Security Agreement.

(ii) Upon (i) the delivery to, and continuous possession by, the Collateral Agent (or the Escrow Agent acting as bailee thereof) of all applicable Instruments, Chattel Paper and Documents in which a security interest is perfected by possession and (ii) the due filing of the financing statements referred to in Section 10(k) in the appropriate filing offices indicated in Schedule VI of the Credit Agreement, the security interests created under the U.S. Intercompany Note Pledge Agreement in favor of the Collateral Agent, as pledgee, for the benefit of the Bank, constitute perfected security interests in the U.S. Intercompany Note Pledge Agreement Collateral described in the U.S. Intercompany Note Pledge Agreement, subject to no security interests of any other Person, other than Liens in favor of the Secured Parties created pursuant to the Lender U.S. Intercompany Note Pledge Agreement). Except as set forth in the immediately preceding sentence, no filings or recordings are required in order to maintain the perfection or priority of the security interests created in the U.S. Intercompany Note Pledge Agreement Collateral under the U.S. Intercompany Note Pledge Agreement.

(iii) Upon (i) the delivery to, and continuous possession by, the Collateral Agent (or the Escrow Agent acting as bailee thereof) of all applicable Equity Interests represented by certificated securities and (ii) the due filing of the financing statements referred to in Section 10(k) in the appropriate filing offices indicated in Schedule VI of the Credit Agreement, the security interests created under the U.S. Stock Pledge Agreement in favor of the Collateral Agent, as pledgee, for the benefit of the Bank, constitute perfected security interests in the U.S. Stock Pledge Agreement Collateral described in the U.S. Stock Pledge Agreement, subject to no security interests of any other Person, other than (x) Liens in favor of McDonald’s created pursuant to the McDonald’s U.S. Stock Pledge Agreement and the Master Franchise Agreement and (y) Liens in favor of the Secured Parties created pursuant to the Lender U.S. Stock Pledge Agreement. Except as set forth in the immediately preceding sentence, no filings or recordings are required in order to maintain the perfection or priority of the security interests created in the U.S. Stock Pledge Agreement Collateral under the U.S. Stock Pledge Agreement.

(k) Capitalization. On the Closing Date, the authorized Capital Stock of (i) the Obligor (the “Obligor Common Stock”) consists of 1,000 shares of common stock, €100 par value per share, 200 of which shares are issued and outstanding and owned by Holdings, (ii) Holdings consists of cooperative interests, all of which are issued and outstanding and 99.9% of which are owned by the Parent and 0.01% of which are owned by the Permitted Holder and (iii)

Parent consists of 400,000 shares of common stock, $1,000 par value per share, 390,000 of which shares are issued and outstanding and owned by the Sponsors. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. On the Closing Date, the Obligor does not have outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights, except for the McDonald’s Call Option.

(l) Subsidiaries. On and as of the Closing Date, the Obligor has no Subsidiaries other than those Subsidiaries listed on Schedule IX to the Credit Agreement. Schedule IX to the Credit Agreement sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Obligor in each class of Capital Stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. On the Closing Date, all outstanding Capital Stock of each Subsidiary of the Obligor have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. On the Closing Date, no Subsidiary of the Obligor has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights, except (i) the McDonald’s Call Option and (ii) as assigned to it in Schedule X to the Credit Agreement.

(m) Compliance with Statutes, etc.

(i) Each of the Obligor and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Each of the Obligor and its Subsidiaries is in compliance with all applicable Environmental Laws, except such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Obligor has obtained all permits which are required under applicable Environmental Laws in connection with the business or operations of the Obligor and each of such permits is in full force and effect and the Obligor is in compliance with the requirements of any permits issued under such Environmental Laws, except such permits the failure to obtain, maintain effective or comply with could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Investment Company Act. Neither the Obligor nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(o) Indebtedness. Schedule XI to the Credit Agreement sets forth a list of all Indebtedness (including Contingent Obligations) of the Obligor and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

(p) Pari Passu Ranking. The obligations of the Obligor hereunder constitute direct, unconditional and unsubordinated Indebtedness of the Obligor that rank at least pari passu in right of payment with all other present and future unsubordinated Indebtedness of the Obligor.

(q) Form of Documentation. Except as set forth in Schedule I, each of the Related Documents is in proper legal form under the Laws of each of the jurisdictions comprising the Territory for the enforcement thereof under such Laws.

(r) Secured Hedging Agreements. None of the Obligor or any of its Subsidiaries is a party to, or has entered into any Secured Hedging Agreements other than the Initial Hedging Agreement.

(s) No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

(t) No Immunity. Neither the Obligor, nor any other Credit Party, nor Holdings, nor any of their respective properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the applicable Laws of any jurisdiction. The execution and delivery of the Documents to which they are a party by the Obligor and the other Credit Parties and the performance by them of their obligations thereunder constitute commercial transactions.

Section 13. Affirmative Covenants. The Obligor hereby covenants and agrees that on and after the Closing Date and until the Expiration Date and obligations of the Obligor incurred hereunder are paid in full:

(a) Financial Statements and Information. The Obligor will furnish to the Bank, either electronically or in hard copies:

(i) Annual Financial Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Obligor ending after the Closing Date, the consolidated balance sheet of the Obligor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of cash flows for such fiscal year, certified by Ernst & Young or other independent certified public accountants of recognized international standing to the effect that such financial statements have been prepared in accordance with U.S. GAAP and fairly present in all material respects the financial condition of the Obligor and its consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows.

(ii) Quarterly Financial Statements. As soon as available and in any event within 90 days after the close of each quarterly accounting period ending after the Closing Date in each fiscal year of the Obligor, the consolidated balance sheet of the Obligor and its consolidated Subsidiaries as at the end of such quarterly accounting periods and the related consolidated statements of income and retained earnings and statement of cash flows, prepared in accordance with U.S. GAAP and fairly representing in all material respects the financial condition of the Obligor and its consolidated Subsidiaries as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(iii) Officer’s Certificates. Promptly, and in any event within three Business Days after the Obligor delivers the same to the Beneficiary, copies of all certificates that the Obligor may deliver to the Beneficiary in accordance with Section 7.19 (Compliance Certificate; Notice) of the Master Franchise Agreement.

(iv) Notices of Event of Default or Fee Increase Event, Document Compliance and Litigation. Promptly, and in any event within three Business Days after any Authorized Officer of the Obligor or any Subsidiary Guarantor obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes an Event of Default or Fee Increase Event hereunder, (ii) the occurrence of any Effective Termination or an automatic termination pursuant to Section 22.5 of the Master Franchise Agreement has occurred and the date of such occurrence and (iii) any notice of any Claim (including, without limitation, any Environmental Claim) pending or threatened in writing (x) against the Obligor, the Parent, Holdings or any of the Subsidiary Guarantors that is a party to the Master Franchise Agreement, which Claim(s), either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to this Agreement or the Master Franchise Agreement, which could reasonably be expected to result in the exercise of any remedies under, or termination of, this Agreement or the Master Franchise Agreement.

(v) Environmental Matters. Promptly, and in any event within three Business Days after the Obligor delivers the same to the Beneficiary under the Master Franchise Agreement, notice of any pending or threatened in writing Environmental Claim against the Obligor or any of its Subsidiaries.

(vi) Post-Closing Approvals. Promptly, and in any event within three Business Days after the Obligor delivers the same to the Lead Arranger, copies of all orders, consents or approvals, or confirmations of filings, recordings or registrations with, or exemption by any Governmental Authority, delivered to the Lead Arranger under the Credit Agreement.

(b) Refinancing; Other Indebtedness.

(i) In connection with any Refinancing, the Obligor shall use commercially reasonable efforts to negotiate the most favorable limitations (in light of then-current market conditions) on the ability of the issuer of the Indebtedness incurred in the

Refinancing to declare dividends and other distributions in respect of its equity interests as are then customarily available in financings of equivalent type and size by similar borrowers.

(ii) The Obligor shall ensure that the terms of any Indebtedness incurred by any Subsidiary of the Obligor at any date after the Closing Date (other than Indebtedness incurred in connection with a Refinancing) do not limit or restrict dividends and other distributions in respect of such Subsidiary’s equity interests by the Obligor and its Affiliates or that the Bank shall have a direct contractual claim against such Subsidiary’s assets and revenues that ranks pari passu with such Indebtedness.

(c) Master Franchise Agreement. The Obligor shall use its commercially reasonable efforts to ensure it and its Affiliates retain their respective material rights under the Master Franchise Agreement, taken as a whole.

(d) Existence; Franchises. The Obligor will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents, provided, however, that nothing in this provision shall (i) prevent the withdrawal by the Obligor or any of its Subsidiaries of its qualification as a foreign company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) require the Obligor or any of its Subsidiaries to preserve or keep in full force and effect any right, franchises, license, permits, copyrights, trademarks or patents, if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) prevent any transaction permitted pursuant to Section 8.02 of the Credit Agreement.

(e) Compliance with Statutes, etc. The Obligor will, and will cause each of its Subsidiaries to, comply with all applicable Laws of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Books, Records and Inspections. The Obligor will keep proper books of record and accounts in which full, true and correct entries in conformity with Applicable GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Obligor will permit officers and designated representatives of the Bank from time to time to visit and inspect, under guidance of representatives of the Obligor, any of the properties of the Obligor, and to examine the books of account and records of the Obligor and discuss the affairs, finances and accounts of the Obligor with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times as the Bank may reasonably request.

(g) Performance of Obligations. The Obligor will perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (including, without limitation, (x) all obligations under Franchise Documents and (y) all claims of materialmen or warehousemen which, if unpaid, might by operation of Law give rise to a Lien), except to the extent that the failure to permit such obligations (i) could not reasonably be expected to have a Material Adverse Effect or (ii) with respect to the payment, observance or performance of any Indebtedness (other than the obligations of the Obligor hereunder), would not give rise to an Event of Default.

(h) Payment of Taxes. The Obligor will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, provided that the Obligor shall not be required to pay any such tax, assessment, charge, levy or claim to the extent that (x) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued, (y) the Obligor has maintained on its books adequate reserves with respect thereto in accordance with Applicable GAAP and (z) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(i) Pari Passu Ranking. The Obligor will cause its obligations hereunder to rank at least pari passu in right of payment with all of its other present and future unsubordinated Indebtedness, it being understood, for the avoidance of doubt, that subject to Section 14(e), the incurrence of Indebtedness (including without limitation the Indebtedness incurred under the Credit Agreement) secured by security interests in collateral other than the collateral in which security interests are purported to be created by the Security Agreement, the U.S. Pledge Agreements and the Foreign Pledge Agreements shall not be deemed to constitute a violation of this Section 13(i).

(j) End of Fiscal Years; Fiscal Quarters. The Obligor will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

(k) Post Closing Financial Statements. Promptly, and in any event within three Business Days after the Obligor delivers the same to the Lead Arranger, and in no event later than 150 days after the Closing Date, the Obligor will furnish to the Bank (i) the Audited Borrower Financial Statements and (ii) the Audited Existing Territory Financial Statements for Argentina, Brazil, Mexico, Puerto Rico and Venezuela.

(l) Maintenance of Property; Insurance. The Obligor will, and will cause each of the MF Subsidiaries that is a Subsidiary Guarantor, to (i) keep all property necessary to the business of the Obligor and such MF Subsidiaries in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Obligor and such MF Subsidiaries, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(m) Intercompany Debt. The Obligor shall, and shall cause LatAm LLC to, evidence each Intercompany Loan to be evidenced by an Intercompany Note (except Registered Intercompany Notes and to the extent otherwise permitted by the Credit Agreement) and to be duly pledged in first priority to the Collateral Agent pursuant to the U.S. Intercompany Note Pledge Agreement or in a manner otherwise acceptable to the Collateral Agent.

(n) Secured Restricted Real Estate. Within 180 days following the Effective Date (as such term is defined in the MFA), the Obligor shall grant, and shall cause each of its Subsidiaries to grant, an irrevocable power of attorney in favor of the Bank on terms and scope reasonably satisfactory to the Bank, authorizing the Bank or its designees to take such actions on behalf of the Obligor and its Subsidiaries as may be required or advisable for the Obligor and its Subsidiaries to comply with Section 7.20 of the MFA and thereafter to maintain a continuing perfected first priority Lien in favor of McDonald’s in all of its right, title and interest in, to and under the Secured Real Estate (as such term is defined in the MFA). At all times following the 180-day period following the Effective Date, the Obligor and its Subsidiaries shall maintain and preserve a continuing perfected first priority Lien in favor of McDonald’s in all of its right, title and interest in, to and under the Secured Real Estate (as such term is defined in the MFA).

(o) Secured Hedging Agreements. The Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any Secured Hedging Agreement (other than the Initial Hedging Agreement) granting a security interest on any asset or property that constitutes collateral under any of the Related Documents.

(p) Further Assurances. The Obligor agrees that it shall take, and shall cause each Grantor (as defined in the McDonald’s Intercreditor Agreement) to take, such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the Administrative Agent, the Bank or McDonald’s, as applicable, may reasonably request to effectuate the terms of this Agreement or the McDonald’s Intercreditor Agreement.

Section 14. Negative Covenants. The Obligor hereby covenants and agrees that on and after the Closing Date and until the Expiration Date and obligations of the Obligor incurred hereunder are paid in full:

(a) Financial Condition. The Obligor shall not permit the Obligor and its Subsidiaries, on a consolidated basis, to cease to be Solvent at any time.

(b) Modifications of Master Franchise Agreement. The Obligor will not (i) cause or permit any direct or indirect Transfer, in whole or in part, of the Master Franchise Agreement and (ii) amend, modify, change or waive any term or provision of the Master Franchise Agreement without the consent of the Bank, unless such amendment, modification, change or other action contemplated by this Section 14(b) could not reasonably be expected to be adverse in any material respect to the interests of the Bank (it being understood that any amendment, modification or waiver to the Master Franchise Agreement that makes the terms of the Master Franchise Agreement less restrictive to, or burdensome on, the Applicant shall be deemed not adverse to the interests of the Bank in any material respect).

(c) Leverage Ratio. The Obligor shall not (i) permit the Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Obligor to be greater than 4.0:1.0 and (ii) take, or permit any Credit Party to take, any action at any time that would result in a failure by the Obligor to comply with the preceding clause (i) if such action were in effect on the last day of a Test Period.

(d) Limitation on Guaranties. The Obligor shall not assume or otherwise become liable for any Contingent Obligation with respect to any Subsidiary, if and to the extent that such assumption or other liability would cause the aggregate amount of such Contingent Obligations of the Obligor with respect to its Subsidiaries to exceed U.S.$10,000,000 (or its equivalent in any other currency) at any time.

(e) No Debt Assumption Election. The Obligor shall not, without the prior consent of the Bank, take or cause to be taken any action to make a “ Debt Assumption Election” (as that term is defined in the Master Franchise Agreement) under Section 21.6.2 (Call Option) of the Master Franchise Agreement.

(f) Limitation on Certain Amendments. The Obligor shall not. without the prior written consent of the Bank, amend, supplement or otherwise modify, or permit the amendment, supplement, or other modification of, any provision of (x) the Credit Agreement if the effect of such amendment, supplement or other modification would be to (i) (A) increase the principal amount of the indebtedness outstanding under the Credit Agreement to an amount in excess of $375,000,000, (B) increase any interest rate margin on the loans under the Credit Agreement by more than 300 basis points (3.00%) (other than by operation of a step-up in rate as a result of the passage of time or the imposition of a default rate of interest, as such step-up or default rate of interest exists in the Credit Agreement as of the date hereof), or (C) change the ‘base’ rate to which any such interest rate margin applies, (ii) extend the final maturity of the loans under the Credit Agreement by more than twelve months or (iii) impose on the Obligor any representations, warranties, covenants, events of default or remedies that are more restrictive or burdensome to the Obligor in any material respect than the terms and provisions of the Credit Agreement as in effect on the date of this Agreement, or alter any definitions to effect any of the foregoing; provided that nothing contained in this Section 14(f) shall be construed to require the consent of the Bank to any waiver by the lenders under the Credit Agreement of any default or event of default under the Credit Agreement or other term, provision or condition contained in the Credit Agreement or of any of the rights and remedies of the lenders thereunder, and (y) any of the Lender Security Agreement, the Lender U.S. Stock Pledge Agreement, the McDonald’s U.S. Stock Pledge Agreement and the Lender U.S. Intercompany Note Pledge Agreement if such amendment, supplement, or modification would be materially adverse to the ‘interests of the Bank or would result in any obligation or liability (other than those secured thereby on the Closing Date) to be secured by the assets and properties which constitute collateral under any of the foregoing.

(g) Limitation on Certain Actions Relating to the Credit Agreement. The Obligor shall not consent pursuant to the Credit Agreement to the assignment or other transfer of loans thereunder (x) to any Person if, after giving effect to such assignment or transfer, any Person would hold a greater principal amount of loans under the Credit Agreement than the aggregate principal amount of loans then held by Banco Santander Central Hispano, S.A. and its Affiliates or (y) to any Person other than a financial institution or commercial bank engaged in the business of making loans in the ordinary course of its business or the Affiliates of any such institution or bank.

Section 15. Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:

(a) any reimbursement obligation or interest accrued and payable pursuant to Section 3(a) this Agreement shall not be paid within 30 Business Days after the date of the draw giving rise to such reimbursement obligation; or

(b) any other amount payable under this Agreement or under any Related Document shall not be paid when due and payable and such nonpayment default shall not be cured within 30 Business Days; or

(c) the Obligor shall default in the performance of any of the covenants set forth in Section 14; or

(d) the filing by Obligor of a petition or answer or consent seeking relief under Title II of the United States Code, as now or hereafter in effect, or the initiation of a similar or comparable proceeding under any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by Obligor to the institution of proceedings under such Title 11 or a similar or comparable proceeding under any such other law or to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) with respect to Obligor or any part of its property, or the making by Obligor of any assignment for the benefit of creditors, or the failure of Obligor generally to pay its debts as they become due, or the taking of corporate or other action to authorize any of the foregoing; or

(e) the entry of a decree or order by a court having jurisdiction for relief in respect of Obligor under Title 11 of the United States Code, as now or hereafter in effect, or any similar or comparable action of any court having jurisdiction under any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Obligor or any part of its properties, or ordering the winding-up or the liquidation of the affairs of Obligor; or

(f) a proceeding or case shall be commenced, without the application or consent of the Obligor in any court of competent jurisdiction, seeking (i) the Obligor’s liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or substantially all of its property or assets, or (iii) similar relief in respect of the Obligor under any Law relating to bankruptcy, insolvency, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 45 days; or

(g) the occurrence and continuance of a Material Breach (as such term is defined in the Master Franchise Agreement) under the Master Franchise Agreement, which Material Breach shall continue for 90 days from the date such Material Breach first occurred and shall not have been waived; or

(h) the occurrence and continuance of a Material Breach (as such term is defined in the Master Franchise Agreement) under the Master Franchise Agreement, which Material Breach shall continue for 90 days from the date such Material Breach first occurred, without giving effect to any waiver or modification of, or amendment or supplement to, the Master Franchise Agreement which has the effect, directly or indirectly, of waiving or curing such Material Breach; or

(i) the failure by the Master Franchisee (as such term is defined in the Master Franchise Agreement) to comply with any of its obligations under Section 7.20 of the Master Franchise Agreement.

Section 16. Amendments, Etc. No amendment of any provision of this Agreement shall in any case be effective unless the same shall be in writing and signed by the parties hereto. No waiver of any provision of this Agreement, or consent to any departure by the Obligor therefrom, shall in any case be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 17. Notices. Except as otherwise expressly provided herein, all notices, consents, approvals, certifications and other communications provided for herein shall be in writing (the terms “in writing” or “written”, as used herein with respect to such communications, include reference to communications that are telecopied, sent by overnight courier or messenger) and telecopied or sent by recognized overnight courier or messenger service, or by registered or certified U.S. mail, return receipt requested, to the intended recipient at the address or telecopy number assigned to it in the Credit Agreement, or as to the Beneficiary, McDonald’s Latin America, LLC, c/o McDonald’s Corporation, 2915 Jorie Boulevard, Oak Brook, IL 60523, facsimile: (630) 623-5211, Attention: Treasurer McDonald’s Corporation with a copy to McDonald’s Corporation, 2915 Jorie Boulevard, Oak Brook, IL 60523, facsimile: (630) 6237012, Attention: General Counsel (or such other address as the initial Beneficiary may notify the Bank in writing from time to time), or as to any other Person, at such address and telecopy number as shall be designated by such Person in a notice to the party sending such communication. Each such notice, request or other communication shall be effective (i) if given by registered or certified mail, 72 hours after such communication is deposited in the mails with all necessary postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section, provided that notices given by telecopier or other facsimile transmission shall not be effective until received. All notices provided by the Bank to the Obligor hereunder shall also be provided to each Beneficiary. Any such address, telecopy number or other information with respect to any of the foregoing Persons may be changed at any time by written notice to the parties to this Agreement given in accordance with the provisions of this Section 17.

Section 18. No Waiver; Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 19. Indemnification. The Obligor agrees to indemnify and hold harmless the Bank and its directors, officers, affiliates, employees, attorneys and agents (collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, claims, suits, proceedings, judgments, damages, losses, costs, expenses (including fees and disbursements of counsel, expert witness fees and other dispute resolution expenses) and other liabilities whatsoever (collectively, the “Indemnified Liabilities”) which the Indemnified Parties may incur (or which may be claimed against any Indemnified Party by any person or entity whatsoever and without regard to whether the applicable Indemnified Party is a party to any proceeding out of which such indemnified amounts arise) by reason of or in connection with

(a) the execution, delivery, transfer or assignment of proceeds of, or payment or failure to pay under, the Letter of Credit, any pre-advice of the issuance of the Letter of Credit or any transaction(s) underlying the Letter of Credit,

(b) the execution, delivery, amendment, administration or enforcement of this Agreement or any other Related Document, including without limitation any violation or breach by the Obligor of this Agreement or any other Related Document to which it is a party, or the occurrence of any Event of Default,

(c) any payment or action taken or omitted to be taken in connection with the Letter of Credit, this Agreement or any Related Document (including any action to (i) restrain any presentation, (ii) compel or restrain any payment or the taking of any other action under the Letter of Credit, (iii) obtain damages for wrongful dishonor or honor of the Letter of Credit or for breach of any other duty arising out of or related to the Letter of Credit, (iv) compel or restrain the taking of any action under this Agreement or any other Related Document or (v) obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action),

(d) the enforcement of this Agreement or any other Related Document or any rights Or remedies under or in connection with this Agreement, the Letter of Credit or any other Related Document, or

(e) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (including with respect to any document or property received under this Agreement, the Letter of Credit or any other Related Document) or any other cause beyond the Bank’s control, provided that the Obligor shall not be required to indemnify any Indemnified Party for any Indemnified Liabilities to the extent arising from (A) the willful misconduct or gross negligence of any Indemnified Party or (B) the Bank’s wrongful and willful failure to pay under the Letter of Credit Caller the presentation to it by the Beneficiary of a demand and cenificate strictly complying with the terms and conditions of such Letter of Credit.

If and to the extent the foregoing undertaking may be unenforceable for any reason, the Obligor agrees to make the maximum contribution to the payment of each of the Indemnified Liabilities which is permitted under applicable law.

Nothing in this Section 19 is intended to limit the reimbursement obligation of the Obligor hereunder. If any action shall be brought against any of the Indemnified Parties in respect of which indemnity may be sought against the Obligor, such Indemnified Party shall promptly notify the Obligor in writing. The Indemnified Parties shall not settle any such action in a manner that constitutes an express admission of liability by the Obligor without consent of the Obligor.

The obligations of the Obligor under this Section 19 shall survive the Expiration Date, the occurrence of any Event of Default and any remedies taken by the Bank in connection therewith (including without limitation any foreclosure on the Collateral), the expiration or termination of, or any payment under, the Letter of Credit, the termination of the Security Agreement, any termination of the security interests create under the Security Agreement, and any payment, distribution, return, reversion, release, substitution or discharge of all or any portion of the Collateral held thereunder.

Section 20. Continuing Obligation. This Agreement is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the Bank and Obligor.

Section 21. Letter of Credit Transfer or Extension; Termination; Related Matters. The Letter of Credit shall automatically terminate at the Expiration Date thereof unless it shall have been previously terminated according to the provisions of this Agreement and the Letter of Credit. Not less than 60 days prior to the Expiration Date, the Obligor may request the Bank to extend the Expiration Date in accordance with the provisions hereof, and, if so requested the Bank shall have the right (but not the obligation) to extend the Expiration Date (as previously so extended, if applicable) for the Letter of Credit for one or more additional periods acceptable to the Bank and the Obligor commencing at the applicable Expiration Date for the Letter of Credit. If the Bank elects to exercise its right to so extend the Expiration Date for the Letter of Credit it will give prompt written notice amending such Letter of Credit to reflect such election to (i) the Obligor and (ii) the Beneficiary at such address as shall have been specified to the Bank by the Beneficiary in accordance with Section 17 hereof, whereupon the Expiration Date of the Letter of Credit shall be so extended. No amendment to the Letter of Credit extending the Expiration Date thereof pursuant to this Section 21 shall amend or waive any other provision of the Letter of Credit unless such amendment or waiver is agreed to by the Obligor.

Section 22. Liability of the Bank. Neither the Bank nor any of its officers, directors, employees or agents shall be liable or responsible to the Obligor for (A) the use which may be made of the Letter of Credit or any acts or omissions of any Beneficiary in connection therewith; (B) the validity, sufficiency or genuineness of documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (C) payments by the Bank against presentation of documents which do not comply strictly with the terms and conditions of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (D) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Obligor shall have a claim against the Bank, and the Bank shall be liable to the Obligor to the extent, but only to the extent, of any direct and actual (as opposed to indirect, consequential, special or punitive) damages suffered by the Obligor which the Obligor proves were caused by (i) the Bank’s willful misconduct or gross negligence in honoring documents presented under the Letter of Credit which do not at least substantially comply with the terms of such Letter of Credit (but only if there shall have been a wrongful payment as a result thereof, or (ii) the Bank’s wrongful and willful failure to pay under the Letter of Credit after the presentation to it by the Beneficiary of the Letter of Credit and a demand and certificate strictly complying with the terms and conditions of the Letter of Credit. None of the Bank’s rights or obligations hereunder or under any other Related Documents shall be affected by any acts or omissions of any Beneficiary.

Section 23. Limitation of Liability. No party to this Agreement shall be liable to any other party for any lost profits, diminution in value, incidental, consequential, special, exemplary or punitive damages.

Section 24. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 25. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

Section 26. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 27. Currency. With respect to any monetary amount in a currency other than Dollars, such amount shall be deemed the Dollar equivalent thereof determined by the amount of Dollars obtained at the time of determination by converting the foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted on the Reuters 3000 Xtra or Bloomberg systems (or their respective successors) at approximately 11:00 a.m. (New York time) on the date not more than two Business Days prior to such determination.

Section 28. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 29. No Assignment Without Consent. Without limiting the transfer provisions of the Letter of Credit, neither the Bank nor the Obligor shall assign or otherwise transfer any of its rights or obligations hereunder without the written consent of the other party, and any purported assignment or transfer without such consent shall be void and without effect; provided however that (i) the Bank may assign its rights and obligations hereunder, if so long as no Event of Default under Sections 15(a), (d) or (e) is not then existing, the Obligor provides its prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned or delayed by the Obligor) and (ii) if an Event of Default under Sections 15(a), (d) or (e) is then existing, the Bank may assign its right and obligations hereunder and no consent therefor from the Obligor shall be required. In the case of the first such assignment (other than an assignment permitted pursuant to clause (ii) above), prior to such assignment the Obligor and the Bank shall have entered into amendments to this Agreement reasonably satisfactory to each of the Obligor and the Bank to accommodate the accession of additional Persons hereunder, through, among other things, the appointment of Credit Suisse or an Affiliate thereof (or any other Person reasonably acceptable to the Obligor) as administrative agent or representative of all “Banks” hereunder. Upon an assignment permitted pursuant to clause (ii) above, the Obligor and the Bank will endeavor to enter into amendments to this Agreement reasonably satisfactory to each of the Obligor and the Bank to accommodate the accession of additional Persons hereunder, through, among other things, the appointment of Credit Suisse or an Affiliate thereof (or any other Person reasonably acceptable to the Obligor) as administrative agent or representative of all “Banks” hereunder.

Section 30. Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each of the Obligor and the Bank submits to the nonexclusive jurisdiction of any state or federal count located in the Borough of Manhattan, City of New York, State of New York, for itself and its property and agrees that any such court shall be a proper forum for any such action or suit. Service of process in any legal action or proceeding arising out of or in connection with this Agreement or the Letter of Credit may be made upon any party hereto by mailing a copy of the summons to such party either at the address set forth herein or at such party’s last address appearing in the Bank’s records.

(b) EACH OF THE OBLIGOR AND THE BANK WAIVES (i) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH THE BANK AND THE OBLIGOR ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LETTER OF CREDIT, AND (ii) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

Section 31. Process Agent. The Obligor hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, New York, New York 10011, United States, and the Obligor hereby confirms and agrees that the Process Agent has been duly appointed as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Obligor shall not impair or affect the validity of such service or of any judgment based thereon. The Obligor covenants and agrees to continue its appointment of the Process Agent (or such other process agent satisfactory to the Bank) during all periods prior to the Expiration Date. The Obligor hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Bank by registered or certified mail, postage prepaid, at its address set forth in Section 17.

Section 32. Judgment Currency. The Obligations of the Obligor hereunder and under the Related Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Bank of the full amount of Dollars expressed to be payable to the Bank under this Agreement or any of the Related Documents. The Obligor agrees to indemnify the Bank against any loss incurred by the Bank as a result of any judgment or order being given or made for the payment of any amount due hereunder or under any of the Related Documents which is expressed and paid in a coin or currency other than Dollars (such other coin or currency, the “Judgment Currency”) and as a result of any variation between (a) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purposes of such judgment or order, and (b) the rate of exchange at which the Bank is able to purchase Dollars with the amount of Judgment Currency actually received by the Bank. The foregoing indemnity shall, to the extent permitted by applicable Law, constitute a separate and independent obligation of the Obligor, shall continue in full force and effect notwithstanding any such judgment or order as aforesaid, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any of the Related Documents. The term “rate of exchange” shall include any premiums and costs payable in connection with the purchase of, or conversion into, the relevant currency.

Section 33. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 33, the Bank agrees that it will not disclose without the prior consent of the Obligor (other than to its employees, auditors, advisors or counselor to another entity if in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 33 to the same extent as the Bank) any information with respect to the Obligor or any of its Subsidiaries which is now or in the future furnished by the Obligor or any of its Affiliates pursuant to this Agreement or any other Related Document, provided that the Bank may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 33(a) by the Bank, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any Claim, (iv) in order to comply with any Law applicable to the Bank, (v) to the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 33 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any right under this Agreement or any interest therein by the Bank, so long as such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 33.

(b) The Obligor hereby acknowledges and agrees that the Bank may share with any of its affiliates, and such affiliates may share with the Bank, any information related to the Obligor or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Obligor and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 33 to the same extent as the Bank.

Section 34. Patriot Act. The Bank hereby notifies the Obligor that to the extent the Bank is or becomes subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act” ) pursuant to the requirements of the Act, it is required to obtain, verity and record information that identifies the Obligor and the other Credit Parties and other information that will allow the Bank to identify the Obligor and the other Credit Parties in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ARCOS DORADOS B.V.

By:	/s/ Annette Franqui
Name:
Title:

CREDIT SUISSE, acting through its CAYMAN ISLANDS BRANCH

By:	/s/ Emiliano Filippi
	Name:	Emiliano Filippi
	Title:	Managing Director

By:	/s/ Andreas Schenk Caviezel
	Name:	Andreas Schenk Caviezel
	Title:	Director

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